Exhibit 21

List of Subsidiaries of the Registrant

1.	Zhaoheng Investment Limited (BVI), a company incorporated under the laws of British Virgin Islands (“Zhaoheng BVI”), wholly owned by the Registrant.

2.	Zhaoheng Hydropower (Hong Kong) Limited, a company incorporated under the laws of Hong Kong (“Zhaoheng HK”), wholly owned by Zhaoheng BVI.

3.	Shenzhen Zhaoheng Hydropower Co., Ltd., a company incorporated under the laws of People’s Republic of China (“Shenzhen Zhaoheng”), wholly owned by Zhaoheng HK.

4.
Hunan Sanjiang Electric Power Co., Ltd., a company incorporated under the laws of People’s Republic of China (“Hunan Sanjiang”), 75% equity of which is owned by Shenzhen Zhaoheng and 25% equity of which is owned by Zhaoheng HK.

5.
Hunan Zhaoheng Hydropower Co., Ltd., a company incorporated under the laws of People’s Republic of China (“Hunan Zhaoheng”), 33% equity of which is owned by Hunan Sanjiang and 67% equity of which is owned by Zhaoheng HK.

6.	Jingrong Industrial Development Co., Ltd., a company incorporated under the laws of People’s Republic of China (“Jingrong”), wholly owned by Shenzhen Zhaoheng.

7.	Hubei Minyuan Huohe Hydropower Development Co., Ltd., a company incorporated under the laws of People’s Republic of China (“Hubei Huohe”), 88% equity of which is owned by Shenzhen Zhaoheng.

8.	Hubei Hongping Power Generation Co., Ltd., a company incorporated under the laws of People’s Republic of China (“Hongping”), 85% equity of which is owned by Shenzhen Zhaoheng.